Exhibit 99.1

Section 2: EX – 99.1 (PRESS RELEASE)
Filed by Orrstown Financial Services, Inc. Commission
File No.: 001-34292

FOR IMMEDIATE RELEASE:	Contact: Bradley S. Everly SVP, Chief Financial Officer Phone 717.530.2604 77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces

Second Quarter Earnings and Third Quarter Dividend

Shippensburg, PA (July 30, 2009) – Orrstown Financial Services, Inc. (NASDAQ: ORRF) is pleased to announce net operating results for the second quarter and the six months ended June 30, 2009.

Commenting on the second quarter results, Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, “We were extremely pleased by our sequential, quarter over quarter, improvement. We increased net income by $429,000, or 14.18%, when comparing second quarter 2009 results to first quarter 2009 results. We also grew primary earnings per share from $.47 to $.54 and diluted earnings per share from $.45 to $.51 within the same time frame. Net interest income advanced 9.85% from $8,022,000 during first quarter 2009 to $8,812,000 in the second quarter. Net interest margin increased 17 basis points, from 3.40% to 3.57%, and return on assets advanced from 1.15% to 1.26%, quarter over quarter. These gains were achieved even though we incurred an additional expense of $517,000 as a result of the special FDIC assessment. Although non-performing loans increased slightly from the first quarter 2009, the ratio of non-performing loans to average loans outstanding remains below 1.00%, demonstrating our continuing focus on credit quality. Despite a stagnant economy and difficult national banking environment, we continue to outperform our peers and believe we are well positioned to take advantage of the opportunities that lie ahead.”

Net income for the second quarter 2009 declined 4.1% to $3,454,000 from $3,603,000 during the same period last year. Primary earnings per share were $.54 for second quarter 2009 compared to $.56 per share for second quarter 2008. As a result of our continued robust growth, net interest income for the second quarter of 2009 was $8,812,000; an increase of 7.9% over the $8,164,000 realized during the same quarter in 2008. Non-interest income showed an increase of 5.0%, while non-interest expenses rose 21.2%, to a large extent as a result of the aforementioned special FDIC assessment. The second quarter loan loss provision increased to $300,000, compared to $257,000 for second quarter 2008.

During the second quarter of 2009, the net interest margin compressed 40 basis points, to 3.57%, versus second quarter 2008. This compares favorably, however, to the 3.40% net interest margin realized during first quarter 2009. Balance sheet growth of 18.5% over last year resulted in total assets reaching $1.113 billion as of June 30, 2009.

Net income for the six months ended June 30, 2009 was $6,479,000, a 5.5% decrease from the $6,853,000 earned during the first half of 2008. Primary earnings per share decreased from $1.07 during the first six months of 2008 to $1.01 in 2009. Year-to-date net interest income for 2009 increased to $16,834,000 from $16,081,000, a 4.7% increase compared to the first half of 2008, despite the low interest rate environment. For the first six months of 2009, the net interest margin compressed 45 basis points to 3.49%.

The Board of Directors approved the third quarter cash dividend of $.22 per share for shareholders of record on August 14, 2009. The dividend will be paid on August 26, 2009. Through three quarters, the Company’s cash dividend has increased 1.5% from $.65 per share to $.66 per share.

A summary of financial highlights follows:

For Quarter Ended:	June 30, 2009	June 30, 2008	% Change

Net Income	$3,454,000	$3,603,000	-4.1%

Primary Earnings Per Share	$.54	$.56	-3.6%

Diluted Earnings Per Share	$.51	$.54	-5.6%

Dividends Per Share	$.22	$.22	0.0%

Return on Average Assets	1.26%	1.57%

Return on Average Equity	13.14%	14.69%

Return on Average Tangible Assets (1)	1.30%	1.63%

Return on Average Tangible Equity (1)	16.61%	18.94%

For Six Months Ended:	June 30, 2009	June 30, 2008	% Change

Net Income	$6,479,000	$6,853,000	-5.5%

Primary Earnings Per Share	$1.01	$1.07	-5.6%

Diluted Earnings Per Share	$.96	$1.02	-5.9%

Dividends Per Share	$.44	$.43	+2.3%

Return on Average Assets	1.20%	1.51%

Return on Average Equity	12.50%	14.11%

Return on Average Tangible Assets (1)	1.24%	1.57%

Return on Average Tangible Equity (1)	15.86%	18.27%

Balance Sheet Highlights:	June 30, 2009	June 30, 2008	% Change

Assets	$1,112,989,000	$939,519,000	+18.5%

Loans, Gross	$845,473,000	$752,697,000	+12.3%

Deposits	$809,122,000	$677,136,000	+19.5%

Equity	$106,425,000	$99,691,000	+6.8%

Tangible Equity (1)	$85,361,000	$78,430,000	+8.8%

(1) Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible assets and return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is return on average assets and return on average equity, which are calculated using GAAP-based amounts. The Company calculates the return on average tangible assets and equity by excluding the balance of intangible assets and their related amortization expense from the calculation of return on average assets and equity. Management uses the return on average tangible assets and equity to assess the Companies core operating results and believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which excluded goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average assets and equity to the return on average tangible assets and equity, respectively, is set forth below.

For Quarter Ended:	June 30, 2009	June 30, 2008
Return on Average Assets (GAAP basis)	1.26%	1.57%
Effect of excluding average intangible assets and related amortization	0.04%	0.06%
Return on Average Tangible Assets	1.30%	1.63%

Return on Average Equity (GAAP basis)	13.14%	14.69%
Effect of excluding average intangible assets and related amortization	3.47%	4.25%
Return on Average Tangible Equity	16.61%	18.94%

For Six Months Ended:	June 30, 2009	June 30, 2008
Return on Average Assets (GAAP basis)	1.20%	1.51%
Effect of excluding average intangible assets and related amortization	0.04%	0.06%
Return on Average Tangible Assets	1.24%	1.57%

Return on Average Equity (GAAP basis)	12.50%	14.11%
Effect of excluding average intangible assets and related amortization	3.36%	4.16%
Return on Average Tangible Equity	15.86%	18.27%

With over $1 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Over-the-Counter Bulletin Board under the symbol ORRF.

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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